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                                                                      Exhibit 11
                         BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)


                                                           Three Months Ended
                                                               December 31,
       PRIMARY EARNINGS PER SHARE                          1996          1995
       -------------------------                         -------        ------

   Net Income                                             $58,108       $44,522
   Less preferred stock dividends                            (853)         (882)
                                                          -------       -------

   Net income applicable to common stock                  $57,255       $43,640
                                                          =======       =======

Shares:

   Average shares outstanding                             123,159       129,006
   Add dilutive stock equivalents from stock plans          6,206         5,680
                                                          -------       -------
   Weighted average number of common and common
     equivalent shares outstanding during the year        129,365       134,686
                                                          =======       =======


Earnings per share                                          $0.44         $0.32
                                                          =======       =======



       FULLY DILUTED EARNINGS PER SHARE
       --------------------------------



   Net income applicable to common stock                  $57,255       $43,640
   Add preferred stock dividends
       using the "if converted" method                        853           882
   Less additional ESOP contribution,using
       the "if converted" method                             (285)         (326)
                                                          -------       -------

   Net income for fully diluted earnings per share        $57,823       $44,196
                                                          =======       =======

Shares:

   Average shares outstanding                             123,159       129,006
   Add:
    Dilutive stock equivalents from stock plans             6,302         6,262
    Shares issuable upon conversion
        of preferred stock                                  2,847         2,944
                                                          -------       -------
  Weighted average number of common shares used
     in calculating fully diluted earnings per share      132,308       138,212
                                                          =======       =======



Fully diluted earnings per share                            $0.44         $0.32
                                                          =======       =======